Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - Chairman, President and CEO
Tim Estes Dycom Industries, Inc. - Executive VP, COO
Rick Vilsoet Dycom Industries, Inc. - General Counsel
Drew DeFerrari Dycom Industries, Inc. - SVP, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS
Tahira Afzal KeyBanc Capital Markets - Analyst
Alex Rygiel FBR Capital Markets - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Will Steinwart Stephens Inc. - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Eric Luebchow Wells Fargo Securities, LLC - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results conference call. (Operator Instructions) As a reminder, today's call is being recorded. I will turn the conference now to Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Thank you, John. Good morning, everyone. I'd like to thank you for attending this conference call to review our fourth-quarter fiscal 2016 results. During the call we will be referring to a slide presentation which can be found on our website's investor relations page under the heading Events and Presentations, Investor Calendar. Relevant slide will be identified by number throughout our presentation.

Going to slide 3, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - General Counsel

Thanks, Steve. Except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's Annual Report on Form 10-K for the year ended July 25, 2015 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Thanks, Rick. Now moving to slide 4 and a review of our fourth-quarter results. As you review our results, please note that we have presented and are releasing comments certain revenue amounts, excluding revenues from businesses acquired during the fourth quarter of fiscal 2015 and the first quarter of fiscal 2016, adjusted general and administrative expenses, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, all of which are Non-GAAP financial measures.

In addition, we utilized a 52/53 week fiscal year ending on the last Saturday in July. As a result, the fourth quarter of fiscal 2016 contained 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2015. For clarity and to enable comparability between periods, our comments with respect to organic revenue growth rates will adjust for the additional week in fiscal 2016. See slides 13 through 19 for a reconciliation of Non-GAAP measures to GAAP measures as well as a calculation for the adjustment of the 14th week in the quarter.

Revenue increased significantly year over year to $789.2 million, an increase of 36.4%. Organic revenue grew 20%. This quarter reflected a broad increase in demand from several key customers as we deployed 1-gigabit wireline networks, grew core market share, and services for wireless carriers surged. Gross margins increased 34 basis points as a percentage of revenue, reflecting solid operating performance. Several large programs accelerated and a number of new contracts commenced meaningful activity.

Adjusted general and administrative expenses improved year over year, decreasing 42 basis points. All of these factors produced adjusted EBITDA of $126 million, or 16% of revenue, and adjusted diluted earnings per share of $1.64 compared to $0.97 in the year-ago quarter.

During the quarter, we closed the acquisition of certain assets of Goodman Networks, a provider of wireless construction services in Georgia, Texas and California, and NextGen Telecom, a provider of wireline construction services in the Northeast.

Operating cash flow was robust, totaling $182.5 million. This cash flow was sufficient to entirely pay for the quarter's $108.4 million in acquisitions and $43.2 million in net CapEx. Despite the significant investments during the quarter, cash and availability under our credit facility increased sequentially by $228 million to $426 million at the end of the quarter. We are currently authorized to repurchase up to $100 million of shares over the next 14 months.

Going to slide 5, today a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth enabling 1-gigabit speeds to individual consumers. One industry participant has articulated plans to deploy speeds to 10 gigabits, while others are preparing to do so. These industry developments produce opportunities across a broad array of our existing customers, which, in aggregate, are without precedent for the industry in our experience.

These opportunities are currently expanding. We are providing program management, engineering and design, aerial and underground construction, and fulfillment services for 1 gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers. Revenues and opportunities driven by this industry standard accelerated meaningfully during the fourth quarter of fiscal 2016. Customers are continuing to reveal with more specificity new multi-year initiatives that are being planned and managed on a market-by-market basis.

As our calendar 2016 performance to date and outlook continue to demonstrate, we are currently in the early stages of a massive investment cycle in wireline networks, which is already more meaningful than the one that occurred for us in the 1990s. While we certainly don't possess a monopoly on perspicacity and welcome thoughtful challenges to our views, recently we have been puzzled with the asymmetric application of skepticism that has led in several instances to highly reliable data from customers, peers and other industry participants being myopically discounted in favor of the anecdotal and incomplete.

Finally, we remain confident that our competitively unparalleled scale and market share, as well as our financial strength, position us well to deliver valuable services to our customers and robust returns for our shareholders.

Now moving to slide 6. During the quarter we experienced the effects of a strong overall industry environment, organic revenue grew 20%, our top five customers combined produced 73.9% of revenue, increasing 44% organically, while all other customers decreased 18.5% organically. Of note, four of our top five customers grew organically for the last five quarters. AT&T was our largest customer at 28.1% of total revenue, or $221.6 million. AT&T grew 82.9% organically year over year. Growth in wireline services was accompanied by the resumption of strong growth in wireless services.

Revenue from Comcast was $112.7 million, or 14.3% of revenue. Comcast was our second largest customer and grew organically 45.3%.

Revenue from CenturyLink was $110.7 million, or 14% of revenue. CenturyLink was our third largest customer.

Verizon was Dycom's fourth largest customer for the quarter at 12% of revenue, or $95.1 million. Verizon grew organically 67.7%.

And finally, revenue from Windstream was $43.5 million, or 5.5% of revenue. Windstream was our fifth largest customer and grew organically 32%.

We are particularly pleased that we have continued to gain market share and expand our geographic reach. In fact, over the last seven quarters we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of 1-gigabit networks as those deployments dramatically increase the amount of outside plant network that must be maintained and as customers increasingly require their maintenance providers to be of substantial scale.

Going to slide 7, backlog at the end of the fourth quarter was $6.031 billion versus $5.649 billion at the end of the third quarter of 2016, an increase of approximately $381 million. Of this backlog, approximately $2.323 billion is expected to be completed in the next 12 months. Both backlog calculations reflect outstanding performance as we continue to book new work and renew existing work. We continue to anticipate substantial future opportunities across a broad array of our customers.

For AT&T, we extended our wireless construction services agreements in California and Nevada, Arizona, Texas, Kentucky, Georgia and Florida construction and maintenance services agreements in Kentucky and Tennessee and engineering services agreements in Texas.

From Comcast, we received construction and maintenance service agreements in Michigan, Maryland, Virginia and Florida. For Windstream, we secured a construction services agreement in Nebraska. For Charter, we extended construction and maintenance service agreements in Texas, Missouri, Illinois, Kentucky, Tennessee and Alabama.

And finally, from various customers we received CAF-II related construction services agreements in Colorado, South Dakota, Minnesota, Wisconsin, Nebraska, Pennsylvania, West Virginia, Virginia, Tennessee and North Carolina. Headcount increased during the quarter to 12,777.

Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO and Treasurer

Thanks, Steve, and good morning, everyone. Going to slide 8. Contract revenues for Q4 2016 were $789.2 million, and organic revenue grew 20%, reflecting solid growth from several of our top customers. Acquired businesses contributed $44.8 million of revenue in the current period. Adjusted EBITDA increased to 16% of revenue, or $126 million, compared to 15.3%, or $88.5 million, in the year-ago period. This represented an increase of over 42%.

Gross margins increased 34 basis points year over year from a solid performance at higher revenue run rate. Adjusted G&A decreased 42 basis points year over year from improved operating leverage as the Company efficiently increased in scale.

On a full-year basis, our effective tax rate was 37.6%, and it was slightly lower for the quarter as we benefited from tax credits in relation to pretax operating results. Non-GAAP adjusted EPS was $1.64 per share, compared to EPS of $0.97 in Q4 2015.

Now moving to slide 9. Our balance sheet and financial profile continue to reflect the strength of our business. Our liquidity exceeded $426 million at the end of the quarter, consisting of availability from our credit facility and cash on hand. We reduced borrowings on our credit agreement by $17.8 million during the quarter, and we ended the quarter with $346.3 million outstanding as a term loan and no revolver borrowings.

Operating cash flows were robust at $182.5 million.

During the quarter, we began participating in a customer-sponsored vendor payment program whereby accounts receivable are collected on an expedited basis pursuant to a nonrecourse sale of the receivables to a bank partner of the customer. This is a well-established program of the customer, and we expect to continue in it during fiscal 2017. As a result of participating in this program and improving our overall cycle time, our consolidated DSOs were reduced by 11 days sequentially to 85 days. We believe this DSO level can be sustained as we continue on with the program. We do incur a slight discount fee associated with the collection of the accounts receivable that we reflect as an expense component included in Other income, net.

During the quarter, we completed two acquisitions for approximately $108 million. This included the purchase of certain assets of Goodman Networks and NextGen Telecom.

Capital expenditures made to facilitate our growth and maintain our fleet represent key investments for us. CapEx, net of disposals were $43.2 million during Q4 2016, and gross CapEx was at $47.3 million.

As we look ahead for the full fiscal year of 2017, capital expenditures, net of disposals are expected to range from $175 million to $185 million.

In summary, our cash flows were robust in the quarter, and we funded $108 million of acquisitions, $43 million of CapEx and over $17 million of debt repayments. We continue to maintain a strong balance sheet, which has enabled us to effectively invest in growth opportunities that provide for solid returns and increased long-term valuation.

Now going to our outlook on slide 10. As we look ahead to Q1 of fiscal 2017, we currently expect revenues which range from $780 million to $810 million. We expect a broad range of demand from several large customers, robust 1-gigabit deployments, cable capacity projects in CAF II accelerating and core market share growth. This outlook includes an expectation of approximately $55 million of revenue from businesses acquired during the first and fourth quarters of fiscal 2016, which includes our expectations for the operations of Goodman Networks. In the year-ago Q1 period, comparable acquired revenues were $29.9 million.

As we outlined in our press release yesterday, the recently acquired operations of Goodman Networks are expected to produce lower revenue in fiscal 2017 than initially anticipated but are expected to achieve higher EBITDA margins sooner than initially anticipated. We currently expect these operations to produce revenues of approximately $100 million during fiscal 2017. Beginning in the second quarter of fiscal 2017, these operations are expected to produce EBITDA as a percentage of revenue in line with Dycom's consolidated EBITDA as a percentage of revenue.

On a consolidated basis for Q1 2017, our gross margin percent is expected to increase slightly compared to Q1 2016, reflecting a solid mix of customer growth opportunities. Total G&A costs as a percent of revenue are expected to be in line with the year-ago period and include $5.7 million of share-based compensation compared to $4.5 million in the year-ago quarter. Depreciation and amortization is expected to range from $35 million to $35.7 million and includes amortization of $6.2 million. The quarterly amortization for fiscal 2017 of the Goodman intangibles included in this amount is approximately $1.6 million. Adjusted interest expense of approximately $4.5 million will include the cash coupon on our convertible notes, interest on our credit facility, amortization debt issuance costs and other interest. Adjusted interest expense excludes $4.3 million of interest for non-cash amortization of the debt discount.

Other income, net is expected to range from $200,000 to $600,000 and is net of a discount fee of approximately $700,000 associated with the anticipated collection of Accounts Receivable for a customer-sponsored vendor payment program. Our effective tax rate is expected to be approximately 37.5% during Q1 2017. These factors are expected to generate an adjusted EBITDA margin percent, which is in line or better than the Q1 2016 results, and Non-GAAP earnings, which are currently expected to range from $1.55 to $1.70 per diluted share. This range of Non-GAAP earnings per share excludes the non-cash amortization of the debt discount on our senior convertible notes. We expect approximately 32.2 million diluted shares during Q1 2017, with shares gradually increasing in subsequent quarters.

Now going to slide 11. Looking ahead to Q2 of fiscal 2017, our outlook reflects normal winter weather patterns, and we currently expect total revenue growth in the high teens or slightly better as a percentage of revenue compared to Q2 2016. We expect a continuation in Q2 2017 of the growth drivers evident in Q1 2017. Our outlook includes an expectation of revenue of approximately $20 million in Q2 2017 from businesses acquired in the fourth quarter of fiscal 2016. For comparison purposes in Q2 2017, there were no acquired revenues to adjust for in the year-ago period.

We expect gross margins to increase over the Q2 2016 results. Each year our second quarter gross margins decline sequentially from our first quarter due to seasonality. Our results are impacted by inclement winter weather, fewer available workdays due to the holidays, reduced daylight work hours and the restart of calendar payroll taxes.

G&A expense is expected to be in line as a percent of revenue year over year. Non-cash stock-based compensation is expected to be approximately $5.2 million, and the adjusted EBITDA margin percent is currently expected to increase from Q2 2016. Other factors influencing results include depreciation and amortization, which is expected to range from $35.5 million to $36.2 million. Adjusted interest expense is expected to be approximately $4.3 million, excluding $4.4 million of interest for the non-cash amortization of the debt discount. And Other income, net is expected to range from $200,000 to $700,000.

Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Thanks, Drew. Moving to slide 12, within a growing economy we experienced the effects of a robust industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets. We continue to win and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The ad market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying fiber to the home and fiber to the node technologies to enable video offerings and 1-gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber to the node architectures have definitively transitioned to fiber to the home deployments, while others are beginning to provision video over their fiber to the node architecture and selectively deploy fiber to the home.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable capital expenditures, new-build opportunities and capacity expansion are increasing. Dramatically increased speeds to consumers are being provisioned. Projects resulting from the Connect America Fund II are in planning, engineering and construction. Activity accelerated during the quarter. These projects are deploying fiber deeper into rural networks, and more are expected as new multiyear opportunities emerge through the balance of the calendar year.

Additionally, for one recipient we are executing meaningful assignments to perform fixed wireless deployments. Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance business. Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and are committed to multiyear capital spending initiatives. These initiatives are meaningfully accelerating and expanding in scope across a number of customers. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization.

Now, John, we'll open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Matt Duncan, Stephens.

Will Steinwart - Stephens Inc. - Analyst

Hey, good morning guys. This is Will on the call for Matt. I wanted to start from an organic perspective. Can you talk about what developed over the course of the quarter to beat your own expectations again by a nice margin? And specifically as it relates to what you are seeing with your top five customers, which are continuing to grow rapidly versus those smaller ones which seem to be lagging.

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

So I think we just had good performance across a number of customers in the quarter, and we're happy to beat to our expectations going in. But there really weren't any surprises other than that the urgency of the customers probably to get the work done was a little more than we expected.

I think with respect to smaller customers, keep in mind -- and Drew will give us the balance of the top 10 -- we did have two -- the customer is not in the top five but in the top 10, two had either just closed a merger transaction or were in the process of closing one during the quarter. And, not surprisingly, revenues for them were a little bit off. And so, we don't particularly see anything out of that impact. We expect both of those customers, and they said so publicly, to have accelerating activity either in the back half of this year or certainly in calendar 2017. So, Drew, why don't you give us the balance of the customers?

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO and Treasurer

Sure. Good morning, Will. Charter Communications was at number six at 4.8% of revenue. Customer number seven was at 3.6% of revenue. This is from a customer who has requested that we not disclose their identity. Frontier Communications was number eight at 1.4% of revenue. Crown Castle was number nine at 1.2% of revenue. And Questar Gas was number 10 at 0.9% of revenue. And then, the split between the customers, telco was at 69%, cable was at 22%, facility locating was at 6.1%, and electrical and other was at 2.9%.

Will Steinwart - Stephens Inc. - Analyst

That helps. I appreciate it. Moving on to Goodman, what has changed over the last couple of months with the Goodman operations to see such dramatic swings in the revenue expectations while improving margins so much faster than originally anticipated? Is this -- is it a timing-of-work issue? Is it a customer demand, or is it you guys pruning lower-margin business there?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

When we gave our original expectation, that was about six weeks before we closed the deal. It's not unknown in the marketplace that the -- that those assets and that company was having some financial stress at the time. So, the business was a little more stressed than we had expected initially.

As we've gone through the integration, we've been pleased with the customer perception of the transaction. We've been pleased that we've been able to integrate it quickly, which meant we've been able to get the margins to our margins faster than our original expectation. And if you think about it in the big scheme of things, because the substantial portion of the purchase price was intangibles, which are deductible for tax purposes, the all-in net of the tax benefit, the purchase price was about $75 million. We think this can be a $200 million, $300 million business when we get it fully integrated, when we exploit the opportunities that the much larger geographic footprint present. And when we see opportunities developing in wireless generally and in our own business, where we saw north of 50% organic growth year over year, this thing will be what was a fair price that we are going to execute well against it in the intermediate term.

Will Steinwart - Stephens Inc. - Analyst

Last thing from me, Steve. The unnamed customer last quarter was about 7% of revenues. This quarter it is about 3.6%. And we've seen reports of an industry participant talk about putting off wireline gigabit spending out in the Silicon Valley area near its headquarters. What's your opinion on the viability of a wireless last model solution? And if it were to go to market at greater scale, what kind of implications would you say that has on your business and the market as a whole?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

We'll take some -- we'll try to answer those questions in sequence if we got them right. So, with respect to one of our customers that was a little bit slower last quarter, we expect them to pick up in the first quarter and in through next year. We have a growing relationship with them that's good.

With respect to Google, as we've said before, we're not going to admit nor deny whether we do work for them. We're happy to comment on what is out in the industry. And I would tell you that San Jose news wasn't news to us. If you look at what AT&T and Verizon are saying in the US about the opportunities around wireless, they'll fund an extremely robust platform of fiber. They are exploring it. If you look at what Telus and Bell Canada are saying, they are exploring it while they are significantly deploying fiber networks. If you look at what's going on in Europe with Vodafone is the biggest wireless carrier in the world, but they are buying fixed wireline assets.

So, from our perspective, this is just a healthy exploration of new technology. We've seen it before when 3G came out and was going to obsolete cable modems, and 4G that came out was going to obsolete fiber. So, we've been through these cycles before. But it's just a healthy -- I think just a healthy exploration of some new technologies. But no matter who you talk to in the industry, particularly the wireless carriers, all of these new technologies have to have a very robust and extensive fiber network very near to consumers, and that fiber network doesn't exist today. So we think it's an opportunity, not a challenge.

Will Steinwart - Stephens Inc. - Analyst

Great. Thank you, guys. Congrats on a good quarter.

Operator

Tahira Afzal, KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Steve, congrats on a good quarter again. Steve, I've had lots of people calling on the same issue. And perhaps you can address -- you know, to a great extent really follow on with your commentary on the last question. If you look at backhaul, can you comment on how much that is at the present stage of your revenues right now? You know, all the way down to, let's say, a mile away and really how that would grow potentially if you do see more fixed-loop wireless taking hold maybe two or three years out?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Tahira, I don't know how to answer that question other than say that there are some industry experts that said that if for a 4G LTE network about 90% of the communication path is wired. And for a 5G millimeter wave communication path, it could be 95% or more of the path is actually wired.

So, if fiber was not the foundation of 5G networks, I don't know why all of the US domestics who are in both businesses are expanding their fiber presence even through acquisition. Then if you look globally, you see the exact same behavior, even in markets where they don't have an attacking new industry participant like Google. I think to some degree to place the San Jose news in context, you probably need to understand what's going on in Vancouver, Calgary, Montreal and Toronto to have a balanced perspective than to spend a whole lot of time on individual announcements.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Perfect. That actually does address some of the issues, Steve. Steve, you know, you are doing what I think is a clever thing, all factoring your receivables. You are collecting, consequently, a lot of cash. What do you plan on doing with that?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Well, we have substantial growth opportunities, Tahira. We look at it as sustained operating cash flow. So, we'll do with it as we have, which is we'll have a capital allocation strategy that first and foremost supports organic growth, of which we see substantial future opportunities. We'll take a look at what we need to do in terms of balancing buying back the shares versus M&A opportunities that we see available in the marketplace to grow the footprint and the relationships in the business. So, there will be no change. We will just have more cash with which to pursue it.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. Thank you, Steve.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR Capital Markets - Analyst

Steve, Tim and Drew, great quarter. Steve, you referenced 10G upgrades. Can you talk a little bit about your involvement in that? And how much incremental work does Dycom have to do with its customer on a 10G upgrade versus a 1G upgrade?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Yes, substantially the 10G upgrades are really in the central office and at the site of a house in the LNT. So, I think from that perspective there are certainly some opportunities there. They are not all that significant inside the entire business, but we do see some opportunities there.

I think what it highlights to me probably more importantly is we always get in these technology discussions about how can technology five years from today satisfy current demand for bandwidth? And then five years from now, the standard for bandwidth is some number higher. And that's why 3G didn't replace cable modems and 4G didn't replace fiber. Because we always see this continual increase in what expectations are from the network.

So, I think the fact that customers are spending R&D dollars on 10G tells you that they must see a need to deploy it. And when they do, we think that will be an opportunity as another more application growth that drives the value of fiber connections.

Alex Rygiel - FBR Capital Markets - Analyst

One other question on gross margin. Any chance you could quantify or address the pressure on gross margin from this massive organic growth you've experienced in the inefficiencies at the time of sort of project starts that you've been experiencing? And also discuss how customer contract rotation -- has it continued to offer margin expansion potential in the last sort of quarter? And do you think there's further customer contract rotation opportunities going forward?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

There's clearly -- when you are growing quickly, Alex, there's always some pressure on gross margin. You know, we have to hire staff. We have to secure additional facilities if we are not in that geography. We don't go out of our way to highlight it or even to calculate it with precision because for us it's all about making our numbers despite the growth challenges. And we didn't see anything in this quarter to particularly call out one way or another.

I think with respect to the customer rotation, I think what's really informative is if you look at the mix of our customer revenue year over year, it has changed. We have had some that have grown substantially; a couple that, at least in the first half of this calendar year, have been a little bit slower. But we've been able to consistently produce the results that we expected out of the business, which I just think goes to the breadth of the market opportunity and the amount of capacity that customers in aggregate need the industry to create.

Alex Rygiel - FBR Capital Markets - Analyst

Thank you. Great quarter.

Operator

John Rogers, D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Good morning, and congratulations as well. Steve, one of the things that you highlighted was just about the customers consolidating supply chains. And that market share growth that you are seeing, are you at the point now where a lot of these are national contracts? I mean, you still talk about regional wins. And what does that mean relative to we've also heard about some new competitors or people reentering the market -- and your thoughts there.

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

I think the relationships are increasingly national when you have big national programs. For example, CenturyLink rolled out a couple of weeks ago on their earnings call their first three-year outlook for fiber to the home, as well as a pretty significant improvement to their copper network where they are not doing fiber. And I think those kind of initiatives are generally managed from a national perspective. We still come to the marketplaces as individual contracts on a region-by-region basis.

And, John, what we've always said is the key to success in the business is to be well-respected locally, well-respected at the corporate office, and that's a compelling combination when it comes to demonstrating your value to the customer. And also, it's a compelling combination of ensuring that you're providing the service that they expect.

So, from our perspective, as the customers have gotten larger, their perspective on who they like to deal with has changed to larger suppliers. But that doesn't relieve us of the responsibility of performing on a local basis every day. This is daily business.

I think with respect to potential competition, we are performing well. The industry is growing; that typically attracts some competition. But I think competition without our existing local footprint or the magnitude of that footprint will be challenged in addressing big programs for customers. When we can put a process in place that pleases a customer in Eastern North Carolina and improve our service in Seattle the same day, nobody else can do that.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And just a little bit of follow-up. Are there still more acquisition opportunities out there? Every year, you seem to find more smaller operators to look at. And is there still opportunities in the US, and at what point do you look at other markets, if any?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

There continue to be some smaller opportunities in the business. Every time we do one, we learn something from that business, no matter how small it is. Clearly, it's an industry that's been consolidating now for more than 20 years, so there's certainly less today than any other time. But we continue to see it, and I think we continue to be a preferred partner, particularly for private companies that would like to continue operating the business.

So, I think we still have some good opportunities there. I think the opportunities -- while the themes are global around fiber deployment, I think the magnitude of the opportunities here close to home and our competitive advantages here are so compelling that we see no need to look anywhere else.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. Thank you.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

I just wanted to start circling back to Goodman. I had a few questions there. First, I just want to understand your earlier comment to make sure I get what you were saying. But it sounds like Goodman was seeing more stress than you had anticipated. But would you just attribute the faster-than-anticipated margin expansion to integration, or is there some aspect of mix shift where you are not seeing as much maybe dilution from lower-margin revenue going on?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

It's hard for us to parse that out, Noelle. I would just say that we are pretty good operators in the business. We saw some things that could be fixed quickly, probably more quickly than what we expected. We have a great relationship with the primary customer. This gets us involved in a number of regions of the country that we were not involved previously. And it's 4% of revenue or 3% of revenue. It's important to us. We expended shareholder capital on it. It's going to earn the returns we expected or better. But I don't know that there's a whole lot more to say.

Noelle Dilts - Stifel Nicolaus - Analyst

One more question there. You said that you think it could be a $200 million to $300 million revenue business. What sort of time frame are you thinking about for that?

Then my second question is just more from a larger strategic standpoint. This does mark a bigger entry into wireless. Is that a space that you'd be interested in continuing to grow through acquisition as we move forward? And would you say it's become a higher priority than, say, over several of the past few years?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Well, if you look at our business plus of the assets we acquired from Goodman and the exposure nationally, these are businesses that, on a combined basis if you go back when the wireless capital expenditure environment was more robust, were much bigger businesses. So, I think -- to get to that number, I think if we have a reasonable tailwind in the business, which we've seen a little bit in our business with pretty substantial organic growth, we think we grow into that 2018, 2019.

As you see the advent of 5G, which we do see as an opportunity for both wireless and wireline, we think that having a bigger presence there makes sense. We've historically grown organically. That doesn't mean that we wouldn't look at more acquisitions. But we do think that with this acquisition and our existing footprint we are in a pretty good position to compete for new business.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Then in terms of CAF II, as you picked up more of this work and your visibility increased, is there any change to your expectation for roughly $150 million to $200 million in annual revenues associated with that type of work?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

No.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Then I just did want to circle back to Tahira's question. She was asking, I think, kind of trying to get a better sense of your current revenue breakdown. Can you just help us understand how much work you are actually doing where you are laying fiber from, say, the curb to the home? I think folks would just benefit from understanding your exposure to that piece of the market.

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Typically, if you look at a fiber deployment, the vast majority of our revenues are going to be in the engineering and construction of the fiber that passes a home. We do some but very limited amounts of work inside the home. Typically, customers do that with their own employees. And we do some but not a significant portion of work from the curb to the house. So, all put together, is it a 2%, 1%? I mean, this is not a big business for us.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay, perfect. Thanks so much.

Operator

Jennifer Fritzsche, Wells Fargo.

Eric Luebchow - Wells Fargo Securities, LLC - Analyst

This is Eric Luebchow on for Jennifer. I wanted to talk a little bit about cable. You obviously have seen tremendous growth from Comcast. Do you have a sense from Charter now that that acquisition has been integrated that they will follow a similar path in terms of pushing fiber deeper into their plant?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Charter has been pretty open that their first priority going into the calendar year is to take the Time Warner systems all-digital. That requires the deployment of customer premise equipment that we do do for Charter and did do for Time Warner. So we think there are some opportunities there. There are also some buildout requirements that Charter committed to with the FCC in terms of deploying plant to new customer locations over a four- or five-year term. We think that's an opportunity. And we do think that just there is a general opportunity, as we are seeing with Comcast, on aggressive deployments of fiber to small and medium enterprise and even some larger customers, particularly as Charter's footprint is very substantial post the closing of the merger.

Eric Luebchow - Wells Fargo Securities, LLC - Analyst

Okay. Great. Thanks. And one more, if I may. You mentioned that vendors are requiring more maintenance contracts and that maintenance vendors have more scale. Any more color you could offer there? Have you seen any of your large telecom customers gain more flexibility with their unions to use outsourced vendors who can move around more frequently?

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

Outsourcing in the industry is something that has been gradually increasing over literally decades. So we do see some signs of that. There are some opportunities there. I would just say that, as the capabilities of the network and the current competitive environment become ever more crucial to all of our customers, and as they become larger, it's just easier for them and the systems that they have to deal with larger participants that can cover multiple geographies. So, I think, once again, that's been a trend that's been evident in the business for literally a generation, and it continues.

Eric Luebchow - Wells Fargo Securities, LLC - Analyst

Okay. Great. Thanks. Congrats on the quarter.

Operator

(Operator Instructions) And allowing a few moments, no further questions coming in.

Steven Nielsen - Dycom Industries, Inc. - Chairman, President and CEO

All right. Well, thank you, John, and thanks for everybody for your participation on the call. We look forward to discussing our next quarter's results the Tuesday before Thanksgiving. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. You may now disconnect.